UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2005

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13950 Stowe Drive
Poway, California 92064

(Address of Principal Executive Offices) (Zip Code)

(858) 726-1600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02        Termination of a Material Definitive Agreement.

On January 15, 2005, Digirad Corporation (“Digirad”) and its wholly-owned subsidiary, Digirad Imaging Solutions, Inc. (“DIS”), entered into a Lease Termination Agreement (the “Termination Agreement”) with MarCap Corporation (“MarCap”), pursuant to which the parties agreed to terminate their respective obligations under an Equipment Lease Agreement dated October 1, 2000 and an Equipment Lease Agreement dated June 13, 2003 (collectively, the “Lease Agreements”).  In addition, the parties also agreed to terminate their obligations under an Unconditional Guaranty entered into by Digirad on March 29, 2001 (the “Guaranty”), pursuant to which Digirad guaranteed the obligations of DIS under the Lease Agreements.  There is no material relationship between Digirad Corporation or DIS, on the one hand, and MarCap, on the other hand, other than in respect of the Termination Agreement, the Lease Agreements and the Guaranty.

Pursuant to the capital lease transactions entered into under the Lease Agreements, MarCap leased certain gamma cameras and related equipment to DIS, which obligations were secured by the specific equipment financed thereunder and were repaid monthly over the terms of the respective leases, which ranged from 48 to 63 months.  In consideration for MarCap’s agreeing to enter into the Termination Agreement, DIS paid MarCap $2.15 million in satisfaction of all past, present and future rent obligations under the Lease Agreements, which amount included sales tax and pre-payment penalties of between 2% and 3% on the amounts outstanding under the capital leases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

January 21, 2005	By:	/s/ Todd P. Clyde
Todd P. Clyde
Chief Financial Officer